                                                                     Exhibit 5.1

February 9, 2001

Siebel Systems, Inc.
2207 Bridgepointe Parkway
San Mateo, California 94404

Re:  Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Siebel Systems, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 49,895 shares of the Company's Common Stock, $.001 par value (the "Shares"), issuable upon the exercise of Sales.com, Inc. ("Sales.com") stock options originally granted under the Sales.com, Inc. 1999 Equity Incentive Plan (the "Sales.com Plan"), nonstatutory stock option of Sales.com stock granted outside the Sales.com Plan and stock options of SalesRepsOnline, Inc. ("SRO") stock originally granted under the SalesRepsOnline, Inc. 2000 Stock Option/Stock Issuance Plan (the "SRO Plan") and assumed by the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated as of November 22, 2000, among the Company, SSI Acquisition Corp. and Sales.com (the "Reorganization Agreement").

In connection with this opinion, we have examined the Reorganization Agreement, the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, each as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Sales.com Plan, the SRO Plan and pursuant to the option granted outside the Sales.com Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, if any, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ Vincent P. Pangrazio
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    Vincent P. Pangrazio